                                                                                        Exhibit 99.1

Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)
(unaudited)

Condensed Balance Sheet	Oct. 19 07	Sept. 30 07	Dec. 31 06
Unrestricted cash	$3.5	$4.2	$4.4
Restricted cash	0.8	0.8	1.0
Accounts receivable	0.7	0.7	0.6
Note receivable, net	5.0	-	-
Fixed assets, net	0.2	0.2	0.2
Intangibles, net	2.9	3.0	3.3
Other assets	0.6	0.4	0.4
Total assets	$13.7	$9.3	$9.9

Accounts payable and accrued expenses	$0.9	$1.4	$1.4
Unsecured debentures, net of discount	5.5	5.5	0.4
Preferred Stock - Series C, net of discount	0.4	0.6	4.7
Other liabilities	0.8	0.8	0.3
Stockholders' equity (1)	6.1	1.0	3.1
Total liabilities and stockholders' equity	$13.7	$9.3	$9.9

(1) The issued and outstanding shares in stockholders' equity as of 10/19/2007:
Series A Preferred, 1,694,724 shares authorized, 407,620 issued and outstanding
Series B Preferred 1,539,000 shares authorized, 71,429 issued and outstanding
Common stock 120,000,000 shares authorized, 67,910,532 issued and outstanding